                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of ECC International Corp. and Subsidiaries (the "Company") of Forms S-8 (Registration Nos. 2-85483, 33-02768, 33-11904, 33-37224, 33-46671, 333-10725,
333-41861 and 333-53383) of our report dated October 12, 1998, which includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern, on our audits of the consolidated financial statements of the Company as of June 30, 1998 and 1997, and for the fiscal years ended June 30, 1998, 1997 and 1996, which report is included in this Annual Report on Form 10-K.




PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
October 12, 1998